Exhibit 23.2

CONSENT OF GRANT THORNTON LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sonic Foundry, Inc. for the registration of 1,024,399 shares of its common stock and to the incorporation by reference therein of our report dated November 4, 2005, with respect to the consolidated balance sheets, statements of operations, stockholders’ equity, and cash flows of Sonic Foundry, Inc. as of and for the years ended September 30, 2005 and 2004, included in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

/s/    Grant Thornton LLP

Madison, Wisconsin

December 20, 2005